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                Exhibit 12.1 Ratio of Earnings to Fixed Charges
                                (in thousands)


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
                                                          December 31,     December 31,     December 31,     Nine Months Ended
                                                              1994             1995             1996         September 30, 1997
                                                          ------------     ------------     ------------     ------------------

Pretax income from continuing operations                    $(1,674)        $(17,233)        $(87,986)           $(114,420)
Less: losses from less than 50% owned persons                   551            4,327            5,414                2,000
Plus: losses from less than 50% owned persons
 where the registrant has guaranteed debt                         0                0                0                    0
                                                            -------         --------         --------            ---------
                                                             (1,123)         (12,906)         (82,572)            (112,420)
Fixed charges:
 Interest, whether expensed or capitalized                        0               30           20,756               29,676
 Amortization of debt expense                                     0                0                0                    0
 Rental Expense demonstrated to be interest                       0                0                0                    0
 Preferred stock dividend requirements                            0                0                0                    0
                                                            -------         --------         --------            ---------
Total fixed charges                                               0               30           20,756               29,676

Adjusted earnings                                            (1,123)         (12,876)         (61,816)             (82,744)
Fixed charges                                                     0               30           20,756               29,676
                                                            -------         --------         --------            ---------

Ratio of earnings to fixed charges                               --               --               --                   --

Dollar amount of coverage deficiency                        $(1,123)        $(12,906)        $(82,572)           $(112,420)
                                                            =======         ========         ========            =========
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